Exhibit 99.1

USA Technologies Adopts Short Duration Shareholder Rights Plan

MALVERN, Pa. — October 18, 2019 — USA Technologies, Inc. (OTC: USAT) (the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that its Board of Directors adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock. Among other things, the rights are intended to enable all of the Company’s shareholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The rights plan will be put to a vote of shareholders at the next annual meeting, and will automatically terminate if approval is not obtained. If shareholder approval is obtained at the meeting, the agreement will expire in 12 months.

The rights will be exercisable only if a person or group acquires 15% or more of the Company’s outstanding common stock. If a shareholder's beneficial ownership of common stock as of the time of this announcement is at or above the 15% threshold , that shareholder's existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after this announcement the shareholder acquires beneficial ownership of additional shares. Each right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $30.

If a person or group acquires 15% of the Company’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for $30, a number of Company common shares having a market value of twice such price. In addition, at any time after a person or group acquires 15% of the Company’s outstanding common stock, the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

Prior to the acquisition by a person or group of beneficial ownership of 15% of the Company’s common stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act—are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on October 28, 2019, payable to shareholders on that date and is not taxable to shareholders.

A copy of the shareholder rights plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one solution for payments processing, logistics, and back-office management solutions. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and their inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Contacts
Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449

Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese, +212-331-8417
lindsay@blueshirtgroup.com

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